Exhibit (d)(w)(4)
PACIFIC SELECT FUND
AMENDMENT TO THE PORTFOLIO MANAGEMENT AGREEMENT
          Reference is made to the Portfolio Management Agreement (the “Agreement”) made the 1st day of May 2003, as amended, by and among Pacific Life Fund Advisors LLC (“PLFA”), a Delaware limited liability company, Morgan Stanley Investment Management Inc. (“Morgan Stanley”), a Delaware corporation, doing business as Van Kampen (“Portfolio Manager”), and Pacific Select Fund, a Massachusetts business trust (“Fund”). The Agreement is hereby amended to add the provisions set forth below (together the “Amendment”), which is made effective on the closing date of the Transaction, as such term is defined below.
RECITALS
          The Portfolio Manager is currently the subadviser to the Real Estate Portfolio, Comstock Portfolio and the Mid-Cap Growth Portfolios of the Fund (collectively, the “Portfolios”). Morgan Stanley, has entered into a transaction pursuant to which Morgan Stanley’s Van Kampen asset management business, including portions of the Portfolio Manager’s related businesses, will be sold to INVESCO Ltd. (the “Transaction”). Pursuant to the Transaction, the investment team responsible for Comstock Portfolio will be transferred to INVESCO Ltd. The investment teams responsible for the Real Estate and Mid-Cap Growth Portfolios will remain at Morgan Stanley, which will no longer do business under the Van Kampen name, and Morgan Stanley will continue to serve as Portfolio Manager to the Real Estate and Mid-Cap Portfolios pursuant to the Agreement.
          The above referenced transaction will not result in a change of actual control or management of Morgan Stanley Investment Management Inc.
          NOW, THEREFORE, in consideration of the premises:
1.	All references in the Agreement to “Morgan Stanley Investment Management Inc., doing business as Van Kampen” and “Van Kampen” are hereby changed to “Morgan Stanley Investment Management Inc.”;

2.	The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement; and

3.	All terms and conditions set forth in the Agreement are hereby confirmed and remain in full force and effect.

          IN WHITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers.

Morgan Stanley Investment Management Inc.
By:	/s/ Randy Takian
	Name:	Randy Takian
	Title:	Managing Director

Accepted and Agreed:

Pacific Life Fund Advisors LLC

By:	/s/ Howard T. Hirakawa		By:	/s/ Audrey L. Milfs

	Name:	Howard T. Hirakawa		Name:	Audrey L. Milfs
	Title:	VP, Fund Advisor Operations		Title:	Vice President & Secretary

Pacific Select Fund

By:	/s/ Howard T. Hirakawa		By:	/s/ Audrey L. Milfs

	Name:	Howard T. Hirakawa		Name:	Audrey L. Milfs
	Title:	Vice President		Title:	Vice President & Secretary

Exhibit A
PACIFIC SELECT FUND
FEE SCHEDULE
Effective: On the Effective Date, as defined herein
Portfolio:	Real Estate Portfolio
          The Investment Adviser will pay to the Portfolio Manager a monthly fee based on the combined average daily net assets of the Portfolios at an annual rate equal to:
(a)	0.35% on the first $2 billion of the Combined Assets as defined below,
0.32% on the next $1 billion of the Combined Assets, plus
0.30% on Combined Assets above $3 billion;

multiplied by

(b)	the ratio of the Real Estate Portfolio’s average daily net assets over the Combined Assets.
Portfolio:	Mid-Cap Growth Portfolio
          The Investment Adviser will pay to the Portfolio Manager a monthly fee based on the combined average daily net assets of the Portfolios at an annual rate equal to:
(a)	0.35% on the first $2 billion of the Combined Assets as defined below,
0.32% on the next $1 billion of the Combined Assets, plus
0.30% on Combined Assets above $3 billion;

multiplied by

(b)	the ratio of the Mid-Cap Growth Portfolio’s average daily net assets over the Combined Assets.
All Portfolios: For purposes of the above calculations, “Combined Assets” means the sum of: (i) the average daily net assets of the Real Estate and Mid-Cap Growth Portfolios of Pacific Select Fund managed by the Portfolio Manager pursuant to this Agreement, and (ii) the average daily net assets of the PL Real Estate Fund and the PL Mid-Cap Growth Fund of Pacific Life Funds managed by the Portfolio Manager pursuant to a Fund Management Agreement between the Investment Adviser, the Portfolio Manager and Pacific Life Funds, dated May 1, 2003, as amended.
          Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.